Exhibit 10.42

February 12, 2024

Re:         Compensation Arrangement

Jordan,

I am glad that we were able to conclude with respect to your near-future compensation. In our discussion, we agreed as follows (and which the Compensation Committee now has approved):

●	Your base salary for 2024 shall be $284,500.00;

●	Your base salary for 2025 shall be $330,000.00;

●	Your target bonus percentage for 2024 (and for future years) shall be 40% of base salary;

●	The earnings scale applicable to your bonus shall be at least as favorable to you as is the most employee-favorable earnings scale applicable to any non CEO/CFO C-suite executive;

●

You shall receive a restricted stock agreement dated on or about February 12, 2024 that grants you 25,000 shares of SGC common stock with it vesting as follows: 60% (15,000 shares) after year 3 (i.e., on or about February 12, 2027); 20% (5,000 shares) after year 4 (i.e., on or about February 12, 2028); and 20% (5,000 shares) after year 5 (i.e., on or about February 12, 2029) so long as you are employed by SGC or an affiliate of it on the date(s) of vesting;

●	You shall be eligible to receive options in an amount determined by SGC’s Compensation Committee.

●

You shall be given change of control protections related to a divesture, sale, spinoff, or the like of a portion of SGC that are at least as favorable as the most employee-favorable protections given to any non CEO/CFO C-suite executive and/or division segment president; and

●	Effective immediately, your title shall be changed from Senior Vice President, General Counsel & Secretary to Chief Legal Officer and Secretary.

Congratulations on the well-earned compensation package and promotion. I look forward to continue working with you.

Please countersign below to indicate your agreement to these terms.

Best,

Michael Benstock

AGREED AND ACKNOWLEDGED

______________________________

Jordan Alpert

Date Signed:         __________________